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                                                                     Exhibit 8.1


                                 April 7, 2000


Board of Directors
BancFirst Ohio Corp.
422 Main Street
P.O. Box 4658
Zanesville, Ohio 43702

BFOH Capital Trust I
422 Main Street
P.O. Box 4658
Zanesville, Ohio 43702

Gentlemen:

         You have requested our opinion regarding the discussion of the material U.S. federal income tax consequences under the caption "Certain Federal Income Tax Consequences" in the Prospectus filed in the Registration Statement on Form S-4 by BancFirst Ohio Corp. and BFOH Capital Trust I on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933. The Prospectus relates to the exchange of Trust Preferred Securities by BancFirst Ohio Corp. and BFOH Capital Trust. This opinion is delivered in accordance with
Item 601(b)(8) of Regulation S-K under the Securities Act.

         We have reviewed the Proxy Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

         Based on the foregoing, it is our opinion that the statements made under the caption "Certain Federal Income Tax Consequences" in the Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Baker & Hostetler LLP

                                        BAKER & HOSTETLER LLP